EXHIBIT 21.1

LIST OF SUBSIDIARIES OF CARE INVESTMENT TRUST INC.

Name	Jurisdiction of Incorporation or Formation

ERC Sub, LLC	Delaware
ERC Sub, L.P.	Delaware
Care YBE Subsidiary LLC	Delaware